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                                                                   EXHIBIT 10.23

     CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. THE LOCATIONS OF THE OMITTED MATERIALS ARE INDICATED BY THE FOLLOWING NOTATION: [***].

                                   Agreement

Sharp Corporation, with its head office located at 22-22 Nagaike-cho, Abeno-ku, Osaka-shi, Osaka-fu, Japan (hereinafter "Sharp");

Sanken Electric Co., Ltd., with its head office located at 6-3, Kitano 3-chome, Niiza-shi, Saitama-ken, Japan (hereinafter "Sanken"); and

Allegro MicroSystems, Inc., with its head office located at 115 Northeast Cutoff, Worcester, Massachusetts 01606, U.S.A. (hereinafter "Allegro") have concluded this Agreement as follows, as of December 28, 2006.

                                   WITNESSETH

Sharp is the right holder of the Japan registered trademark No. 2155108 "ALLEGRO" (hereinafter, the "Trademark").

Sharp and Sanken have entered into an agreement dated October 1, 1991, and a memorandum dated October 31, 2001 on Sanken's undertaking of a license for the use of the Trademark.

Sanken and Allegro desire to obtain the right to use the Trademark on semiconductors (hereinafter, the "Products") within Japan.

In addition, Allegro desires to legalize the Japanese registered trademark application No. 2004-83807 "Allegro MicroSystems Inc." (hereinafter, the "Pending Trademark").

Sharp agrees to grant the right to use the Trademark and the Pending Trademark on the Products within Japan to Sanken and Allegro.

Accordingly, each of the parties hereby agrees as follows.

Article 1. (Definitions)

     1.   "Trademark" means the following

          Japan registered trademark No. 2155108 "ALLEGRO"

     2.   "Pending Trademark" means the following

          Japanese registered trademark application No. 2004-83807 "Allegro MicroSystems Inc."

     3.   "Products" means "semiconductors".

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Article 2. (License)

     1. Sharp shall grant to Sanken and Allegro an ordinary use license with regard to the Products out of the specified products of the Trademark, within Japan.

     2. As a condition of the receipt of the license to the Trademark based on the above Paragraph, Allegro shall consent to the changing of the applicants name for the Pending Trademark applied for by Allegro to Sharp; provided however, that Allegro shall bear the processing costs with regard to the interim procedures and registration fees until the name change and legalization, and Sharp shall cooperate with such procedures.

     3. Sharp shall not make any assertion of its rights based on the Trademark with regard to Sanken and Allegro's use of the Pending Trademark on the Products.

     4. When the Pending Trademark with the applicant name changed to Sharp has become legalized based on Paragraph 2 of this Article, Sharp shall grant an ordinary use license to Sanken and Allegro for the use of the Pending Trademark on the Products, within Japan.

     5. Sanken and Allegro may, at their own expense, register the establishment of the licenses in Paragraph 1 and Paragraph 4, and Sharp shall cooperate with the same.

     6.  Sharp agrees that [***].

     7. Sharp agrees that after the Pending Trademark with the applicant name changed to Sharp has become legalized based on Paragraph 2 of this Article, [***].

Article 3. (Consideration)

     1. As consideration for this Agreement, Sanken shall pay a lump sum of [***] after conclusion of this Agreement.

     2. Sharp shall not return the consideration paid by Sanken for any reason.

     3. Conditional upon the payment of the consideration in Paragraph 1 of this Article, Sharp shall not assert any rights with regard to Sanken or Allegro's use of the Pending Trademark on the Products.

Article 4. (Provision of Documents)

If Sanken or Allegro is requested by Sharp, they agree to send to Sharp documents such as catalogues, etc. that show their use of the Trademark or the Pending Trademark in accordance with Article 2.

Article 5. (No Warranty)

     1. Sharp shall not bear any obligation to Sanken or Allegro, nor does it make any warranty, to maintain the trademark rights or eliminate infringements by third parties with regard to the Trademark (including the "Pending Trademark" where it has been legalized based on Article 2 Paragraph 4. The same to apply in the following Paragraphs).

     2. If the Trademark is infringed by a third party, and Sharp is requested for cooperation by Sanken or Allegro, if Sharp decides that some kind of action is necessary and desirable, it may take necessary actions, at the cost of Sanken or Allegro, within the


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          scope desired by Sanken or Allegro, and based on agreement between
          Sharp, Sanken and Allegro.

     3. If Sanken or Allegro makes an appeal for cancellation due to lack of use, or other application, demand or claim to the disadvantage of Sharp against the Trademark, the Pending Trademark or any similar trademark, Sharp may terminate this Agreement.

Article 6. (Assignment)

[***]

Article 7. (Term)

     1. The term of this Agreement shall be for 10 years from October 1, 2006; provided however, that the agreement term may be extended on conditions to be separately discussed if, by 6 months prior to the expiry of the term, Sanken proposes to extend the agreement.

     2. This Agreement shall replace the Agreement dated October 1, 1991 and the Memorandum dated October 31, 2001 between Sharp and Sanken.

Article 8. (Consultation)

If any doubts arise regarding matters for which there is no provision in this Agreement or regarding the interpretation hereof, Sharp, Sanken and Allegro shall consult and resolve them in good faith.

Article 9. (Dispute Resolution)

Where a dispute that has arisen with regard to this Agreement cannot be resolved in accordance with Article 8, it shall be resolved by a court. In this case, the Osaka District Court shall be the court with jurisdiction in the first instance.

Article 10. (Governing Law)

The governing law of this Agreement shall be Japanese law.


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In witness whereof, this Agreement has been prepared in three parts, and Sharp,
Sanken and Allegro shall each retain one part.

December 28, 2006

Sharp:   22-22 Nagaike-cho, Abeno-ku, Osaka-shi, Osaka-fu
         Sharp Corporation
         Intellectual Property Headquarters
         General Manager
         Shigeo Terajima
         [seal affixed]

Sanken:  6-3, Kitano 3-chome, Niiza-shi, Saitama-ken
         Sanken Electric Co., Ltd.
         Director, Executive Vice President
         General Manager of Engineering Headquarters
         Hirohito Sekine
         [seal affixed]

Allegro: 115 Northeast Cutoff, Worcester, Massachusetts 01606
         Allegro MicroSystems, Inc.
         Vice President and General Counsel
         Fred Windover

         /s/ Fred Windover



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